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                                                                    EXHIBIT 11.1

                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                                 USA TRUCK, INC.

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

                                                Three Months Ended            Six Months Ended
                                                    June 30,                      June 30,
                                           ---------------------------   ---------------------------
                                               1999           1998           1999           1998
                                           ------------   ------------   ------------   ------------

Numerator:
Net income and comprehensive income        $  2,434,803   $  2,798,077   $  4,758,920   $  5,135,794
                                           ============   ============   ============   ============

Denominator:
Denominator for basic earnings per
share - weighted average shares               9,373,109      9,418,826      9,384,410      9,378,054


Effect of dilutive securities:-
Employee stock options                           37,366        112,228         38,881        100,108
                                           ------------   ------------   ------------   ------------

Denominator for diluted earnings per
share - adjusted weighted average
shares and assumed conversions                9,410,475      9,531,054      9,423,291      9,478,162
                                           ============   ============   ============   ============

Basic earnings per share                   $       0.26   $       0.30   $       0.51   $       0.55
                                           ============   ============   ============   ============

Diluted earnings per share                 $       0.26   $       0.29   $       0.51   $       0.54
                                           ============   ============   ============   ============
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